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                                 EXHIBIT 10.69

                        DESCRIPTION OF ANNUAL BONUS PLAN

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                        DESCRIPTION OF ANNUAL BONUS PLAN

     Annual bonus targets are established as a percentage of pay based on pay level. If both the individual and plan objectives are achieved, the annual bonus plan is designed to produce a bonus ranging, on a sliding scale, from a threshold amount if the plan objectives are minimally achieved up to a maximum amount if such objectives are substantially exceeded. Total annual salary and bonus for executive officers (assuming achievement of all individual and corporate objectives) is designed to range from less than the 50th up to the 75th percentile of total annual salary and bonus for comparable positions in comparison surveys utilized by the Compensation Committee.

     Frederick W. Smith's annual bonus is determined by whether corporate business plan objectives are met or exceeded. If such objectives are met, the Compensation Committee determines and recommends to the Board of Directors a bonus that, when combined with base salary, may be up to the 75th percentile of total annual salary and bonus for chief executive officers in the comparison surveys discussed above. Mr. Smith received an annual bonus of $1,317,985 for fiscal 2002, which, together with his base salary, is below the 75th percentile of total annual salary and bonus for chief executive officers in the comparison surveys used by the Compensation Committee.